UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
December 13, 2005
ULTRALIFE BATTERIES, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)

0-20852	16-1387013
(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)
(315) 332-7100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 9, 2005, the Board of Directors of the Registrant approved an officer bonus plan for 2006 and granted stock options to certain officers.
A. Officer Bonus Plan for 2006
Under the officer bonus plan for 2006, John D. Kavazanjian, the president and chief executive officer of the Registrant, will be eligible to receive a cash bonus in an amount equal to up to 100% of his annual base compensation. The determination as to whether to pay a cash bonus to Mr. Kavazanjian, as well as the amount of the cash bonus, if any, shall be made by the Board of Directors, in its sole discretion, based upon its assessment of the performance of the Registrant during 2006.
Under the officer bonus plan for 2006, William A. Schmitz, the chief operating officer of the Registrant, will be eligible to receive a cash bonus in an amount equal to up to 70% of his annual base compensation. The determination as to whether to pay a cash bonus to Mr. Schmitz, as well as the amount of the cash bonus, if any, shall be made by the Board of Directors, in its sole discretion, based upon its assessment of the performance of the Registrant during 2006.
Under the officer bonus plan for 2006, the remaining executive officers of the Registrant, Robert W. Fishback, the vice president of finance and chief financial officer, Nancy C. Naigle, the vice president of sales & marketing, and Peter F. Comerford, the vice president of administration and general counsel, will each be eligible to receive a cash bonus in an amount equal to up to 50% of their respective annual base compensation. The determination as to whether to pay a cash bonus to these executive officers, as well as the amount of the cash bonus, if any, shall depend on two factors, each of which is equally important. The first factor is the achievement of applicable performance goals by the executive officers. For Mr. Fishback, the goals are: (1) achieve financial plan of operating profit and cash per the 2006 budget; (2) complete and file all required regulatory filings on a timely basis; (3) complete financial and internal controls audits with clean opinions; (4) integrate any acquired businesses into budgeting, reporting and auditing systems; and (5) meet operating plan expense targets in finance and information technology. For Ms. Naigle, the goals are: (1) achieve budgeted revenue plans; (2) achieve budgeted sales and marketing expenses; (3) develop two additional markets to meaningful revenue generators; (4) complete implementation of customer relationship management system; (5) complete implementation of forecasting and reporting system by market, product and geography; and (6) widen international distribution channels. Finally, for Mr. Comerford, the goals are: (1) manage legal budget to plan; (2) manage benefits within budget while still delivering acceptable benefits to employees; and (3) minimize or eliminate exposure in workmen’s compensation, safety and environmental compliance. The second factor is the overall assessment of the Board of Directors of the performance of the Registrant during 2006.
B. Stock Option Grants
On December 9, 2005, the Board of Directors granted stock options under the Registrant’s Long Term Incentive Plan to certain of its executive officers, including Mr. Kavazanjian, who received an option to purchase 50,000 shares of the Registrant’s common stock. In addition, the Board of Directors granted Mr. Kavazanjian a further option to purchase 80,000 shares of the Registrant’s common stock at an exercise price of $12.96 per share, the closing price of the Registrant’s common stock on December 9, 2005. This 80,000-share option was not awarded under the

Registrant’s Long Term Incentive Plan, and it is subject to approval by the Registrant’s stockholders. The Board of Directors anticipates seeking stockholder approval for the option at the Registrant’s next annual meeting of stockholders, which is expected to be held in June 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRALIFE BATTERIES, INC.

Dated: December 13, 2005	By: /s/Peter F. Comerford Peter F. Comerford Vice President of Administration & General Counsel

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